Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Trustee
Archstone-Smith Operating Trust:
We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Archstone-Smith Operating Trust and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, unitholders’ equity, other common unitholders’ interest and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Denver, Colorado
April 13, 2006